Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES BUYBACK PLAN AND PAYMENT OF ALL DIVIDENDS

LITTLE ELM, Texas, June 7, 2021—Retractable Technologies, Inc. (NYSE American: RVP) announced today that its Board of Directors has approved the adoption of a repurchase plan (the “Plan”) for up to $10 million of its Common Stock. Under the Plan, open market purchases of Retractable’s Common Stock may commence June 18, 2021 and may continue until June 18, 2022 at the latest. The Plan is structured to comply with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934.  The Plan will be administered through an independent broker.  The purchases under the Plan are subject to Rule 10b-18 limitations as well as certain price and market volume constraints specified in the Plan.  Notwithstanding the terms of the Plan, the exact number of shares which may be purchased pursuant to the Plan is difficult to predict.

Thomas J. Shaw, President and CEO of Retractable, states, “Our management is embarking on purchasing the Company’s stock because - thanks to the dedication of our shareholders and continued efforts of our employees - the U.S. government has recognized (as has the medical community) that our technology provides a significant advantage in terms of eliminating waste of vital and costly medications and helps prevent the unnecessary spread of infectious diseases. Under these established circumstances, we believe that the Company’s stock is significantly undervalued.”

The Board of Directors has also approved payment to its Class B Convertible Preferred shareholders of all current dividends, dividends in arrears, as well as dividends still owed to shareholders who converted their preferred stock in the past. While Retractable has made quarterly dividend payments to some of its preferred shareholders, it has never paid dividends to its Series III preferred shareholders or former Series IV or Series V preferred shareholders, many of whom purchased such shares over twenty years ago. The total amount authorized for dividends payable is $5,056,945. Of this amount, $39,050 is payable to Series II Class B Convertible Preferred shareholders, representing a dividend amount of $0.25 per share and cover amounts in arrears from April 1, 2021 though the date of conversion or June 30, 2021, whichever is applicable. The dividends will be paid on July 22, 2021 to shareholders of record as of the close of business on July 12, 2021. To Series III Class B Convertible Preferred shareholders, $4,086,704 will be paid, representing a dividend amount of $1.00 per share per year and cover amounts in arrears from the date of purchase though the date of conversion or June 30, 2021, whichever is applicable. To former Series IV Class B Convertible Preferred shareholders, $101,475 will be paid, representing a dividend amount of $1.00 per share per year and cover amounts in arrears from the date of purchase though the date of conversion. To former Series V Class B Convertible Preferred shareholders, $829,716 will be paid, representing a dividend amount of $0.32 per share per year and cover amounts in arrears from the date of purchase though the date of conversion.

Thomas J. Shaw, President and CEO of Retractable, states, “On behalf of the Company, we would like to thank the shareholders for their patience and dedication to our mission of providing safe products for healthcare workers.”

For more information on Retractable, including information about Common Stock repurchases scheduled to begin on June 18, 2021, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer